                                                                 EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          PARTECH HOLDINGS CORPORATION

                                ________________




  PURSUANT to Sections 228 of the Delaware General Corporation Law ("GCL") and by a vote on July ____ , 1994 of a majority of the holders of outstanding common stock of Partech Holdings Corporation (the "Corporation") entitled to vote, the Article Fourth, paragraph 2 of the Restated Certificate of Incorporation of the Corporation is hereby amended pursuant to Section 242 GCL to now read as follows:


                                ARTICLE FOURTH
                                --------------

"The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 51,000,000 shares. The shares are divided into two classes as follows:

1. 1,000,000 shares of preferred stock, par value One Cent ($0.01) per share (Preferred Stock), and

2. 50,000,000 shares of common stock, par value Fifteen Cents ($0.15) per share (Common Stock)."

                                             PARTECH HOLDINGS CORPORATION


                                             By:   ____________________________
                                                John E. Rayl, President


                                             By:   ____________________________
                                                Thomas E. Reynolds, Secretary



      (seal)